Exhibit 99.1

For Immediate Release

Contacts:

Thomas F. Cooke, Chief Executive Officer (713) 458-1560, or Andy C. Clifford, President (713) 458-1560

Website:

www.saratogaresources.net

Saratoga Resources, Inc. Announces Appointment of Michael O. Aldridge as

Chief Financial Officer

HOUSTON, TX and NEW ORLEANS, LA – October 13, 2011 -- Saratoga Resources, Inc. (NYSE Amex: SARA) (the “Company”) today announced the appointment of Michael O. Aldridge as Executive Vice President and Chief Financial Officer.

Mr. Aldridge has more than 16 years of public company executive level financial and accounting experience in the energy industry, including serving in multiple executive positions with NYSE listed Petroquest Energy, Inc. and Ocean Energy, Inc.  Since 2009, Mr. Aldridge has served as a financial consultant to the energy industry.  From 2000 to 2008, Mr. Aldridge serviced in various executive roles with Petroquest Energy, Inc., including Executive Vice President, Chief Financial Officer and Treasurer.  Previously, Mr. Aldridge spent 7 years with Ocean Energy, Inc., where he served as Controller and later as Vice President – Corporate Communications.  Mr. Aldridge previously was employed by Ernst & Young, LLP for eleven years, where he attained the level of Senior Manager. Mr. Aldridge holds a B.S. degree in Accounting from Louisiana State University and is a CPA.

The Company also announced the resignation of Edward Hebert as Vice President – Finance and Chief Accounting Officer.

“We are excited to have Mike join our team” said Andrew C. Clifford, President of Saratoga.  “He brings a great skill set to our company with broad industry knowledge and experience spanning finance, accounting and corporate communications.  We expect that Mike will be a valuable asset to our company and a key member of our management team.  At the same time, we are sad to see Eddie Hebert leave.  Eddie has been a valuable member of our team and we wish him the best in his future endeavors.”

About Saratoga Resources

Saratoga is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 33,869 gross (31,125 net) acres, mostly held-by-production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana.

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